Exhibit 4.83

[*]: THE CONFIDENTIAL MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

DISTRIBUTION AGREEMENT

This Agreement is made as of September 26, 2009 by and between Birks & Mayors Inc., a company incorporated under the laws of Canada having its principal office at 1240 Phillips Square, Montreal, Québec (“Birks”), Mayor’s Jewelers, Inc., a wholly-owned subsidiary of Birks incorporated under the laws of Delaware and having its principal office at 5870 North Hiatus Road, Tamarac, Florida (“Mayors”) and Damiani International B.V., a company incorporated under the laws of the Netherlands having its principal office at Prins Bernhardplein, 200 – 1097 JB Amsterdam, the Netherlands and operating in addition through its direct or indirect subsidiaries and/or affiliates (the “Affiliates”) for the fulfilment of the obligations of this Agreement (Damiani International B.V. and its Affiliates hereinafter collectively “Damiani”).

(Birks and Mayors, together with any respective direct or indirect subsidiary thereof, are hereafter also jointly referred to as the “B&M Group” and B&M Group and Damiani collectively referred to as the “Parties”)

WHEREAS Damiani has the ownership of and/or the title to use the “DAMIANI”, “CALDERONI” “SALVINI”, ALFIERI & ST. JOHN” and “BLISS” trademarks and, inter alia, produces “DAMIANI”, “CALDERONI”, “SALVINI”, ALFIERI & ST. JOHN” and “BLISS” lines of refined jewelry products, predominantly in gold, platinum, diamonds, gemstones and precious metals, including, without limitation, rings, wedding bands, earrings, bracelets, necklaces, charms, armlets, pendants, brooches, as well as watches and other luxury products (the “Damiani Products”);

WHEREAS Damiani sells Damiani Products under various brands which it owns or has the right to use (or which its parent company, Damiani S.p.A., owns or has the right to use and has authorized Damiani to use including for purposes of this Agreement), including the following brands:

(a)	the Damiani and Calderoni brands (the “Major Brands”); and

(b)	the Salvini, Bliss and Alfieri & St. John brands (the “Minor Brands”);

WHEREAS Damiani wishes to increase the distribution of Damiani Products under the Major Brands and the Minor Brands in the Canadian and U.S. markets;

WHEREAS Damiani International B.V. could fulfill its obligations to sell and to deliver Damiani Products under this Agreement to the B&M Group directly and/or through its Affiliates; and

WHEREAS the B&M Group has agreed vis-à-vis Damiani to distribute and sell Damiani Products under the Major Brands and the Minor Brands (the latter may be sold branded, unbranded or under the Birks retail brand upon mutual agreement of the Parties) in its stores pursuant to the terms of this Agreement.

NOW THEREFORE, the above recitals together with the Schedules hereto being incorporated into and forming integral and essential part of this Agreement, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1 Initial Purchase of Major Brands and Minor Brands Damiani Products

1.1

The B&M Group has provided purchase order worksheets (as contained in the mutually agreed upon purchase order worksheets attached to this Agreement and the Parties undertake to readjust the worksheets to indentify and categorize the products into “Core Products” and “Non-Core Products” by October 2, 2009 which revised worksheets shall replace the existing worksheets and form an integral part of this Agreement (the “Revised Worksheets”)) to purchase from Damiani and its Affiliates the Major Brands Damiani Products and Minor Brands Damiani Products for resale in its stores in Canada and in the U.S.A. with an aggregate B&M Group cost value of US$10,600,000 [*] (referred to herein as “Cost Value”) (collectively, the “Purchased Products”). The B&M Group and Damiani jointly decided on the mix within each category of Major Brands and Minor Brands jewelry that is purchased by the B&M Group from Damiani as contained in the purchase order worksheets attached and pursuant to this provision of the Agreement. The Parties agree that watches will form part of the Non-Core Products as contained in the worksheets attached hereto.

1.2	Damiani shall deliver at least 80% of the Purchased Products to the B&M Group as promptly as possible and, in any event, by no later than October 30, 2009, with the exception that approximately US$950,000 at Cost Value of Alfieri & St. John branded products (of the US$10,600,000) shall be delivered by Damiani to the B&M Group by no later than November 30, 2009 (“Alfieri Products”). Damiani shall deliver the remaining 20% of the Purchased Products to the B&M Group no later than November 15, 2009. If less than 80% of the Purchased Products are delivered by October 30, 2009 (and in the case of Alfieri Products, less than 100% are delivered by November 30, 2009) or the remaining 20% of the said products are delivered after November 15, 2009, then the B&M Group shall benefit from an additional discount of [*]% of the Cost Value of the products delivered late.

1.3

The B&M Group shall pay for the Purchased Products and the Replenishment Non-Core Products (as identified in the Revised Worksheets) delivered to the B&M Group in annual payments on February 15th of each year (the “Annual Payments”) during the Term of this Agreement. Each payment will be an amount equal to the greater of:

(a)	the cumulative Cost Value to the B&M Group of the Purchased Products and the Replenishment Non-Core Products (as identified in the Revised Worksheets) sold by the B&M Group since the date of this Agreement up to the January 31 immediately preceding the applicable payment date, and

(b)	the cumulative minimum annual amounts set forth below up to and including the applicable date,

minus

the cumulative Annual Payments made since the date of this Agreement (for greater clarity, payments of Replenishment Core Products – as identified in the Revised Worksheets – and for Damiani Products on consignment are expressly excluded from such cumulative Annual Payments).

The following are the minimum annual amounts and the payment dates:

(i)	US$400,000 on February 15, 2010;

(ii)	US$1 million on February 15, 2011;

(iii)	US$1.1 million on February 15, 2012;

(iv)	US$1.2 million on February 15, 2013;

(v)	US$1.3 million on February 15, 2014.

1.4	Following its receipt of the Purchased Products, the B&M Group shall, at agreed upon stores, display the Purchased Products for sale at Damiani’s suggested U.S. retail prices or Canadian Retail Prices, as the case may be, or such other price deemed appropriate by the B&M Group. The expression “Canadian Retail Prices” in this Agreement means that Canadian retail price suggested by the B&M Group to Damiani for each Damiani Product which will be sold in Canada by the B&M Group to its retail customers calculated by applying an estimated currency exchange rate factor to the sum of the US retail price and the Canadian import duty. In the event that there are significant fluctuations either in the US Dollar / Canadian Dollar exchange rate for an extended period or in the Canadian import duties, the B&M Group will suggest new Canadian Retail Prices to Damiani for its approval which cannot be unreasonably withheld.

1.5	The B&M Group shall return to Damiani any products delivered by Damiani to the B&M Group on consignment until the date hereof not included in the Revised Worksheets, by delivering them to the Damiani NY Location by November 30, 2009, free and clear of all Liens, the costs of the shipment thereof shall be shared equally between Damiani and the B&M Group.

1.6	The B&M Group agrees to execute the security agreements in accordance with Section 11.23 hereof.

Section 2 Additional Purchases of Core Products

2.1	During the term of this Agreement, the B&M Group shall continue to purchase, and Damiani shall continue to sell and deliver to the B&M Group, additional Core Products based on the actual retail sales of the Core Products (as identified in the Revised Worksheets) in B&M Group stores (the “Replenishment Core Products”). The B&M Group expressly agrees to buy Replenishment Core Products to replenish Core Products (as identified in the Revised Worksheets) sold at least on a quarterly basis – or more frequently if needed—for the Term of this Agreement based on [*] replenishment ratio of actual sales in the previous quarter. In particular, based on the monthly sales information that the B&M Group will send to Damiani in a format used by the B&M Group with its other vendors, a copy of which shall have been provided to Damiani before the signature of this Agreement, the B&M Group undertakes to place at least a quarterly purchase order with Damiani at the quarterly meetings between the Parties referred to in Section 2.2 for the purchase value equal to the Cost Value of the Core Products (as identified in the Revised Worksheets) sold during each previous quarter.

2.2	The Parties agree to establish an annual business plan (the “Annual Business Plan”) that includes sales goals of the B&M Group for Damiani Products in the aggregate and for each of the Exclusive Brands (as hereinafter defined) for each of the B&M Group stores that will be distributing Damiani Products as well the inventory turn objectives, GMROI goals, marketing, event plans and management (e.g. location) of the Damiani Products, and such other goals as the Parties may mutually agree upon.

The first Annual Business Plan, related to the fiscal year ending on March 31, 2011, shall be agreed upon by the Parties by April 30, 2010, and thereafter for the subsequent fiscal years, the relevant Annual Business Plan shall be agreed by the Parties by the end of March of each year.

In addition, the Parties shall meet on a quarterly basis to review actual progress against such goals and agree to use their best efforts to achieve these goals. In particular, the Parties agree to use their best efforts to achieve sales, inventory turn and GMROI goals.

2.3	Damiani shall use its best efforts to deliver the Replenishment Core Products to the B&M Group within ninety (90) days from receipt of a written order. The B&M Group may cancel the purchase order if, following an additional grace period of ten (10) days, Damiani has not delivered the Replenishment Core Products for which an order was placed.

If B&M Group places orders for special Core Products for which Damiani is not able to deliver within a period of ninety (90) days from the order date, Damiani shall promptly inform the B&M Group of its proposed different delivery terms. In the event that the B&M Group does not accept such proposed delivery terms, the B&M Group will have the right to cancel the said order within ten (10) Business Days from receipt of the proposed delivery terms from Damiani. In the event that the B&M Group does not cancel the said order within the said ten (10) Business Day period, then the order and the delivery term proposed by Damiani will be deemed to have been accepted by the B&M Group.

2.4	The price to be paid by the B&M Group to Damiani for purchases of Replenishment Core Products shall be the B&M Group Cost Value for such Core Products [*].

2.5	The B&M Group shall pay for all purchases of Replenishment Core Products ordered within ninety (90) days of its receipt of delivery of the Replenishment Core Products provided the corresponding invoice from Damiani is received within ten (10) days of the due date.

2.6	Notwithstanding Section 17.12 hereof, it is understood that any outstanding receivable due to Damiani as at the date of this Agreement shall be paid by the B&M Group according to the agreed terms of payment set out in the respective invoices.

2.7	Following its receipt of the Replenishment Core Products, the B&M Group shall, at its agreed upon stores, display the Replenishment Core Products for sale at Damiani’s suggested U.S. retail price and the Canadian Retail Prices, as the case may be, or such other price deemed appropriate by the B&M Group.

Section 3 Additional Non-Core Products

3.1	Damiani may, at its sole discretion, sell and deliver to the B&M Group, which shall purchase, additional Non-Core Products which will be mutually agreed upon between the Parties, to replenish the Non-Core Products (as identified in the Revised Worksheets) sold by the B&M Group based on the actual retail sales of the Non-Core Products in the B&M Group stores (the “Replenishment Non-Core Products”). The price to be paid by the B&M Group to Damiani for Replenishment Non-Core Products shall be the B&M Group Cost Value for the Non-Core Products (as identified in the Revised Worksheets) and the payment of such Cost Value shall be included in the formula provided in Section 1.3 hereof.

Section 4 Consignment Products

4.1	Damiani may from time to time provide to the B&M Group Damiani Products on consignment for special promotional events or other store events that may be mutually agreed upon from time to time by the Parties at prices and terms which will be mutually agreed upon between the Parties from time to time.

Section 5 Right to Return

5.1	At the termination or expiration of the Agreement, the B&M Group shall return, at Damiani’s expense, up to US$5 million at the actual Cost Value of any unsold Damiani Products to Damiani, free and clear of all Liens, without any further obligation of the B&M Group (the “Return Products”). The transfer of the title to the unsold Return Products to Damiani shall occur upon delivery without any further notice or formality.

5.2	In the event that the Return Products, the Cost Value of which has already been paid to Damiani, are returned by the B&M Group to Damiani in accordance with Section 5.1, the Cost Value paid by the B&M Group to Damiani for the Return Products returned shall be reimbursed by Damiani to the B&M Group as follows: (i) the B&M Group will first offset any such amount against any accounts payable (even if not due yet) owed by the B&M Group to Damiani; (ii) if such accounts payable are insufficient to cover the amount to be reimbursed, then Damiani shall reimburse any remaining amount within ninety (90) days from the date that the Return Products were delivered to Damiani.

5.3	In the event that less than US$5 million at the actual Cost Value of the Return Products are returned by the B&M Group to Damiani in accordance with Section 5.1, the B&M Group shall pay in full any unreturned, unsold and unpaid Purchased Products at Cost Value within ninety (90) days from the termination or expiration of the Agreement.

Section 6 Delivery of Damiani Products

6.1	With respect to all Damiani Products to be delivered by Damiani to the B&M Group pursuant to this Agreement, the Damiani Products shall be delivered by

Damiani, in accordance with the B&M Group’s prior written instructions given at the time of the purchase order placement to Damiani, to one of the following B&M Group locations: (i) the B&M Group distribution facility located at 5870 North Hiatus Road, Tamarac, Florida, (ii) the B&M Group distribution facility located at 1240 Phillips Square, Montreal, Québec, or (iii) the B&M Group distribution facility located at 1765, 55th Avenue, Dorval, Québec (collectively, the “Distribution Centres”).

6.2	Damiani shall be responsible to arrange for, and to pay all costs, expenses, duties, excise and other taxes, customs and insurance and inspection charges, and other similar charges or fees related to, the transportation, freight and delivery of all such Damiani Products delivered by Damiani from Europe to its office or warehouse facility located in the City of New York (“Damiani NY Location”).

6.3	Damiani shall be entitled to be reimbursed by the B&M Group for the actual shipping expenses incurred and supported by a corresponding invoice in accordance with shipping standards agreed to by the B&M Group that are incurred for the transportation and delivery of the Damiani Products from the Damiani NY Location to the B&M Group distribution facility located at 5870 North Hiatus Road, Tamarac, Florida.

6.4

Damiani shall be entitled to be reimbursed by the B&M Group for the actual shipping expenses incurred and supported by a corresponding invoice in accordance with shipping standards agreed to by the B&M Group that are incurred for the transportation and delivery of the Damiani Products from the Damiani NY Location to the B&M Group distribution facility located at 1240 Phillips Square, Montreal, Québec, or to the B&M Group distribution facility located at 1765, 55th Avenue, Dorval, Québec. However, the Parties expressly agree that the Canadian import duties and the relevant custom clearances shall be directly borne by B&M Group and at its sole expense.

6.5	Any incremental shipping fees or costs due to expedited deliveries shall be borne by Damiani unless specifically agreed upon by the Parties or further to a specific request of the B&M Group.

6.6	Title to the purchased Damiani Products and risk of loss of the purchased Damiani Products shall pass from Damiani to the B&M Group when the B&M Group takes possession of the Damiani Products at its specified Distribution Centre.

6.7

Upon the delivery in accordance with this Section 6 of any Damiani Products, the B&M Group shall have ten (10) Business Days to inspect such Damiani Products in accordance with its “Quality Assurance Inspection Program”. If any of the Damiani Products, do not meet the quality standards and specifications of the B&M Group’s “Quality Assurance Inspection Program” – a copy of which shall have been provided to Damiani before the signature of this agreement by the B&M Group to Damiani, are damaged, contain a manufacturer’s defect or flaw or are otherwise not fit for resale to B&M Group’s customers, are not in conformity with the samples, specifications or other descriptions provided by the B&M

Group to Damiani, or in the event of a material breach by Damiani of any obligation hereunder or under any purchase order or any warranty, express or implied, or any claim by the B&M Group or any third party of non-compliance with applicable laws or regulations (including, without limitation, infringement or alleged infringement of any trademark, copyright or trade name, and/or any claim of unfair competition or interference with contractual relations), the B&M Group shall within a reasonable period of time from becoming aware of the event provide a written notice to Damiani of such an event (stating in reasonable detail the nature of the event and shall consult with Damiani with respect to the event). In the event that the quality standards or specifications are not met, the B&M Group may, at its option, return such Damiani Product(s). Any and all Damiani Products returned to Damiani shall be at Damiani’s sole risk and expense. Damiani shall, immediately upon return of any such products, provide the B&M Group with a refund of all monies paid by the B&M Group for such products or offset such amount against any sums owing to Damiani or, at Damiani’s option, repair or replace such products at Damiani’s expense. Furthermore, any additional costs resulting from order discrepancies shall be assumed by Damiani. Damiani acknowledges that receipt and inspection of any Damiani Products does not waive any rights or stop the B&M Group from asserting any rights (including, without limitation, the right to return the products and obtain a refund of all monies paid or offset such amount against sums owing to Damiani), claims or demands based on subsequently discovered defects, defaults or breaches. In addition, the B&M Group retains its right to pursue all other remedies and damages available to it under the law or in equity and be indemnified in accordance with Section 8.1 hereof. Nothing in this Section 6 shall in any way restrict or limit the general obligation at law of the B&M Group to mitigate any loss which it may incur as a result of any matter giving rise to any such claim.

6.8	Subject to the provisions of this Agreement, in the event that the Damiani Products are not delivered within the delivery schedule required by the B&M Group, and a new delivery schedule is not agreed to, the B&M Group could refuse the relative order.

Section 7 Representations and Warranties of Damiani

7.1	Damiani represents and warrants to the B&M Group that:

a)	Damiani is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

b)	Damiani has the power and authority to enter into and perform its obligations under this Agreement and to grant all rights which it grants hereunder;

c)	the execution of this Agreement by Damiani and the performance by Damiani of its obligations hereunder have been duly authorized by all necessary corporate action on its part. Such execution and performance by Damiani does not require any action or consent of, any registration with, or notification to, any person, or any action or consent under any laws to which Damiani is subject;

d)	this Agreement constitutes a legal, valid and binding obligation of Damiani, enforceable against it in accordance with its terms;

e)	the rights and obligations of Damiani hereunder are not in conflict with applicable law or with its constating documents or any of its contractual commitments, undertakings or third party agreements;

f)	all Damiani Products provided by Damiani to the B&M Group will be free from all defects in material and workmanship, considering the handmade nature of the product, and will conform to the quality and packaging standards that may be provided to Damiani from time to time by the B&M Group;

g)	all Damiani Products to be delivered by Damiani to the B&M Group pursuant to this Agreement shall conform in every manner to the B&M Group’s “Quality Assurance Inspection Program” and to the samples, models, drawings, plans, specifications and any other descriptions made to or received by Damiani or the B&M Group as the case may be; and

h)	all Damiani Products to be delivered by Damiani to the B&M Group pursuant to this Agreement will be of consistent kind and high quality, conform to representations of merchantability and fitness for particular purpose and conform to all government and regulatory standards of manufacture, specifications and quality.

7.2	The B&M Group has specifically relied upon such representations and warranties in entering into this Agreement. Damiani acknowledges that the B&M Group is purchasing the Damiani Products for resale by B&M Group on its own behalf and, accordingly, represents and warrants that Damiani’s and all other warranties with respect to the Damiani Products are transferable to the B&M Group’s ultimate consumer and that all such warranties are completely effective and enforceable by the B&M Group and/or its ultimate consumer. All warranties, both express and implied, shall constitute conditions and survive inspection, acceptance and payment.

7.3

Damiani further warrants that it is the owner of or has the right to use the Damiani Products’ Intellectual Property (as defined in Section 13.1 hereof) and that the Damiani Products and the Damiani Products’ Intellectual Property will not interfere with any contractual rights or infringe upon any patents and/or copyrights and/or any trademark, trade dress, trade name or similar property right, and Damiani warrants and agrees that all Damiani Products delivered to the B&M Group pursuant to this Agreement shall be and remain free and clear of all encumbrances, liens, claims and debts of any nature whatsoever. Damiani warrants that at the time of transfer of the Damiani Products to the B&M Group, Damiani shall have good and marketable title to such products free and clear of all encumbrances, hypothecs and charges and that the transfer of such products, where applicable, shall be rightful and shall not be subject to any import quota, restrictions or regulation preventing or forbidding the importation or sale of the products or any component part thereof. All Damiani Products shall be in full compliance with all domestic and foreign customs and other government regulations, including without limitation marking and packaging requirements. Damiani hereby represents and warrants to the B&M Group that all Damiani

Products purchased from time to time by the B&M Group are authentic and genuine as properly marked and represented. Without limitation, such products are accurately and properly marked, labelled and manufactured by Damiani, and such products are neither counterfeit nor adulterated in any manner and Damiani has the lawful right to sell such products to the B&M Group without breaching any third party rights and without any resale restrictions imposed on the B&M Group.

7.4	Damiani will provide any person that purchases a Damiani Product at a B&M Group store with its standard warranty with respect to such Damiani Product. Damiani will provide the B&M Group with copies of Damiani’s written warranty with respect to each Damiani Product so that the B&M Group may, on Damiani’s behalf, provide a copy of such written warranty for the benefit of any person that purchases a Damiani Product at a B&M Group store.

Section 8 Indemnification by Damiani

8.1	Upon written notice, Damiani shall protect, defend, indemnify and hold harmless the B&M Group, its affiliates, officers, employees and agents against all liabilities and damages resulting from threats of actions, actions, proceedings, suits, claims, liabilities, demands, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs), or any other cost or loss asserted against, incurred by or imposed upon the B&M Group by reason of any actual or alleged violation or breach by Damiani of any of the warranties, representations, covenants or other obligations of Damiani set forth herein or in any purchase order entered into hereunder or any claim of infringement or alleged infringement of any copyright, a claim of infringement or alleged infringement of any trademark, trade dress, trade name, brand name, and/or any claim or alleged claim of unfair competition or interference with contractual relations; provided, however, that no settlement of such threats of action, actions, proceedings, suits, claims, liabilities or demands may be made without the B&M Group’s prior written consent to the terms thereof. Damiani agrees to represent the B&M Group with attorneys reasonably acceptable to the B&M Group or the B&M Group, at its option, may represent itself and Damiani will promptly reimburse the B&M Group for such reasonable expenses as incurred. Damiani’s indemnification shall apply to recall or seizure of Damiani Products whether voluntary or involuntary as requested by any governmental agency, and to the effects of such actions as may be required to assure compliance with all appropriate laws, regulations, rules, guidelines, ordinances and/or standards governing the importation, safety or labelling of such products. This Section 8.1 shall survive the termination or expiration of this Agreement.

Section 9 Representations and Warranties of the B&M Group

9.1	The B&M Group represents and warrants to Damiani that:

a)	each of Birks and Mayors is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation;

b)	the B&M Group has the power and authority to enter into and perform its obligations under this Agreement and to grant all rights which it grants hereunder;

c)	the execution of this Agreement by the B&M Group and the performance by the B&M Group of its obligations hereunder have been duly authorized by all necessary corporate action on its part. Such execution and performance by the B&M Group does not require any action or consent of, any registration with, or notification to, any person, or any action or consent under any laws to which the B&M Group is subject;

d)	this Agreement constitutes a legal, valid and binding obligation of the B&M Group, enforceable against it in accordance with its terms;

e)	the rights and obligations of the B&M Group hereunder are not in conflict with applicable law or with its constating documents or any of its contractual commitments, undertakings or third party agreements; and

f)	Birks and/or Mayors, as the case may be, holds and shall maintain for the whole term of this Agreement, all licenses, permits and governmental or regulatory approvals required in order to sell and distribute the Damiani Products in those jurisdictions in which B&M Group stores are operated. Birks and/or Mayors is/are responsible for obtaining any necessary import licences or permits required for the entry of the Damiani Products into Canada or the U.S.A. in case of direct delivery from Damiani to B&M Group.

Section 10 Indemnification by the B&M Group

10.1	Upon written notice, the B&M Group shall protect, defend, indemnify and hold harmless Damiani, its affiliates, officers, employees and agents against all liabilities and damages resulting from threats of actions, actions, proceedings, suits, claims, liabilities, demands, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs), or any other cost or loss asserted against, incurred by or imposed upon Damiani by reason of any actual or alleged violation or breach by the B&M Group of any of the warranties, representations, covenants or other obligations of the B&M Group set forth herein or in any purchase order entered into hereunder; provided, however, that no settlement of such threats of action, actions, proceedings, suits, claims, liabilities or demands may be made without Damiani’s prior written consent to the terms thereof. The B&M Group agrees to represent Damiani with attorneys reasonably acceptable to Damiani or Damiani, at its option, may represent itself and the B&M Group will promptly reimburse Damiani for such reasonable expenses as incurred. This Section 10.1 shall survive the termination or expiration of this Agreement.

Section 11 Covenants of the Parties

11.1	Subject to Sections 11.3 and 11.6 hereof, throughout the Term of this Agreement (as defined in Section 14.1 hereof), and for so long as the B&M Group is not in material breach of its obligations hereunder, Damiani expressly grants to the B&M Group the exclusive right to sell the Exclusive Brands (“Exclusive Brands” means (i) Damiani branded Damiani Products, (ii) Alfieri & St. John branded Damiani Products, and (iii) Salvini branded Damiani Products) in Canada, provided such products are sold under the respective brand name. Notwithstanding the foregoing, the current retail locations served by Damiani in Canada (a list of which shall have been provided to the B&M Group prior to the date hereof) may continue to distribute and sell Damiani Products including the Exclusive Brands.

11.2	Subject to Sections 11.3 and 11.6 hereof, throughout the Term of this Agreement (as defined in Section 14.1 hereof), and for so long as B&M Group is not in material breach of its obligations hereunder, Damiani expressly grants to the B&M Group the exclusive right to sell the Exclusive Brands in the State of Florida and the Greater Metropolitan Area of Atlanta, Georgia (collectively, “USA”), provided such products are sold under the respective brand name. Notwithstanding the foregoing, the current retail locations served by Damiani in such areas (a list of which shall have been provided to the B&M Group prior to the date hereof) may continue to distribute and sell Damiani Products including the Exclusive Brands.

The exclusivity areas referred to in Sections 11.1 and 11.2 are hereinafter referred to as the “Exclusive B&M Group Areas”.

11.3	Starting from April 1, 2011 until the termination of this Agreement, in the event that in the prior fiscal year the B&M Group’s sales for each of the Exclusive Brands respectively in the USA or Canada respectively have achieved at least 90 percent of the sales goal for each of the Exclusive Brands respectively in that country as contained in the Annual Business Plan then, except as otherwise provided in Section 11.4 hereof, for the subsequent fiscal year, Damiani agrees not to sell the respective Exclusive Brand that has achieved the above-mentioned sales goal through any new points of distribution through third party retailers or to open any mono-brand stores, in the USA or Canada respectively.

11.4

Notwithstanding Sections 11.2 and 11.3 hereof, Damiani will have the right to open at any time one new Damiani mono-brand store in Miami (Florida) and the B&M Group shall have the right of first refusal to operate such store. If the B&M Group declines to exercise its right of first refusal and Damiani opens such mono-brand store, and if in the B&M Group’s stores that are within a 30 mile radius of such new mono-brand store the sales of any of the Exclusive Brands over a period of at least 6 months (an “Underperformance Period”) decrease by more than 10% from the average variance from plan over the same period of the other B&M Group stores in the USA (the “Affected Miami Radius Stores”), then the B&M Group shall have the right, within six (6) months from the expiration of an Underperformance Period, to cease distributing in the Affected Miami Radius Stores such Exclusive Brands whose sales have decreased and that are sold in the Damiani mono-brand store and to return to Damiani, at Damiani’s expense, such products under the Exclusive Brands whose sales have decreased from the Affected Miami Radius Stores. The price paid by the B&M Group to Damiani for the Exclusive Brands returned to Damiani shall be reimbursed by Damiani to the B&M Group as follows: (i) the B&M Group will first offset any such amount against any accounts payable (even if not due yet) owed by the B&M Group to Damiani; and (ii) if such accounts payable are insufficient to cover the amount to be reimbursed, then Damiani shall reimburse any remaining amount within ninety (90) days from the date that the Exclusive Brands were returned.

11.5	In the event that in a B&M Group store that is within a 30 mile radius of the existing retailers selling Exclusive Brands in accordance with this Agreement, the sales of any of the Exclusive Brands over an Underperformance Period decrease by more than 10% from the average variance from plan over the same period of the other B&M Group stores in Canada or USA, as the case may be (the “Affected Retailer Radius Stores”), then the B&M Group shall have the right to cease distributing in the Affected Retailer Radius Stores such Exclusive Brands whose sales have decreased and that are sold in the existing retailers within the 30 mile radius and to return to Damiani, at Damiani’s expense, such products under the Exclusive Brands whose sales have decreased. The price paid by the B&M Group to Damiani for the Exclusive Brands returned to Damiani shall be reimbursed by Damiani to the B&M Group as follows: (i) the B&M Group will first offset any such amount against any accounts payable (even if not due yet) owed by the B&M Group to Damiani; and (ii) if such accounts payable are insufficient to cover the amount to be reimbursed, then Damiani shall reimburse any remaining amount within ninety (90) days from the date that the Exclusive Brands were returned.

11.6	Starting from April 1, 2011 until the termination of this Agreement, in the event that in the prior fiscal year the B&M Group’s sales of any of the Exclusive Brands for either USA or Canada have achieved less than 90 percent of the sales goal for each of the Exclusive Brands in that country as contained in the Annual Business Plan, then:

a)	Damiani shall have the right to sell that particular Exclusive Brand through new points of distribution through third party retailers or to open mono-brand stores in the regions of the underperforming country in which the sales of that particular Exclusive Brand fell short of the Annual Business Plan by more than 10%;

b)	If Damiani intends to open a new mono-brand store, then the B&M Group shall have the right of first refusal to open such a store for Damiani in accordance with this Agreement;

c)

If Damiani begins to distribute any of the Exclusive Brands in accordance with Section 11.6 (a) of this Agreement through a new point of distribution through a third party retailer or through a mono-brand store, after receiving notice from the B&M Group that it declined to exercise its right of first refusal to open a mono-brand store, and if in the B&M Group’s stores that are within a 30 mile radius of such new store or point of distribution, the sales of any of the Exclusive Brands over an Underperformance Period decrease by more than 10% from the average variance from plan over the same period of the other B&M Group stores in Canada or USA, as the case may be (the “Affected Stores”), then the B&M Group shall have the right, within twelve (12) months from the expiration of an Underperformance Period, to cease distributing in the Affected Stores such Exclusive Brands whose sales have decreased and that are sold in the new store or point of distribution with a 30 mile radius and to return to Damiani, at Damiani’s expense, such products under the Exclusive Brands whose sales have decreased from the Affected Stores. The price paid by the B&M Group to Damiani for the Exclusive Brands returned to Damiani shall be reimbursed by Damiani to the B&M Group as follows: (i) the B&M Group will first offset any such amount against any accounts payable (even if not yet due) owed by the B&M Group to Damiani; and (ii) if such accounts payable are insufficient to cover the amount to be reimbursed, then Damiani shall reimburse any remaining amount within ninety (90) days from the date that the Exclusive Brands were returned.

11.7	In the event that the B&M Group loses its exclusivity rights on the Exclusive Brands in accordance with Section 11, the B&M Group shall have the right to specific product and/or collection exclusivity in the Exclusive Brands in the Exclusive B&M Group Areas, subject to the mutual agreement of the Parties with respect to reasonable minimum purchase obligations and/or consignment volumes by the B&M Group for such specific product or collection.

11.8	The duty free areas are expressly excluded from any exclusive right.

11.9	During the Term of this Agreement (as defined in Section 14.1 hereof) and beyond its termination, the B&M Group shall not sell the Damiani Products outside of its direct stores listed in Annex A attached hereto and as may be amended from time to time between the Parties (“Annex A”).

11.10	Damiani undertakes to grant to the B&M Group the priority in terms of delivery, service, manufacturing and marketing support for the Damiani Products compared to other third party retailers within the Exclusive B&M Group Areas.

11.11	During the Term of this Agreement, Damiani undertakes to supply the B&M Group with Damiani Products and the B&M Group shall purchase Damiani Products only from Damiani. It is strictly forbidden for the B&M Group to purchase directly or indirectly Damiani Products from other sellers, or to sell Damiani Products through sale channels other than its direct stores, during this present Agreement and beyond its termination, without Damiani’s prior express written consent.

11.12	Throughout the Term of this Agreement (as defined in Section 14.1 hereof), except as provided for in Sections 11.1, 11.2, 11.3 11.4, 11.5, 11.6 and 11.8, Damiani shall not through itself or through any other member of the “Damiani Group”, or through any other affiliate or subsidiary, sell or distribute, nor shall it appoint or permit any other distributor, agent or third party to sell or distribute Exclusive Brands in any of the Exclusive B&M Group Areas.

11.13	The B&M Group shall endeavour to offer Damiani Products for sale in 50 to 60 of its selected stores. In such stores, the B&M Group shall use its commercially reasonable efforts to: (i) provide priority to the Major Brands in relation to the other jewelry brands offered in such stores, other than products under the Birks brand, the whole provided that the provision of such priority to Damiani Products would not jeopardize the B&M Group’s sales or such individual store’s existing business, and (ii) promote and display the Damiani Products consistent with the B&M Group’s existing display standards.

11.14	The B&M Group shall allow authorized Damiani personnel to take inventory of all Damiani Products in the B&M Group stores on a semi-annual basis (whether such inventory is on display or is located in a secured area on or off the premises). The B&M Group shall also allow authorized Damiani personnel, at any time upon reasonable prior notice, to access the B&M Group’s premises during regular business hours and to consult with the B&M Group’s staff pertaining to any purchase or sale of Damiani Products by the B&M Group for the purpose of verifying the B&M Group’s compliance with the terms of this Agreement.

11.15	Unless otherwise agreed to by Damiani, the B&M Group will only resell Damiani Products from the premises of a B&M Group store and such resells shall be limited to sales to bona fide and final customers of the B&M Group. The B&M Group agrees that it shall not resell Damiani Products to other retail dealers, whether or not those dealers are authorized Damiani dealers, or to any buyer other than a bona fide and final customer of the B&M Group.

11.16	Damiani and the B&M Group shall work together in good faith to develop a detailed marketing plan on an annual basis during the Term of this Agreement. The Parties agree that the said marketing plan shall be supported by a budget amount as provided below [*].

11.17	The said marketing plan, as well the related budget, shall include the following:

a)	Advertising materials.

Notwithstanding the foregoing, advertising materials necessary for the advertising production (such as photos, layouts, etc.) shall be developed and provided by Damiani and approved by the B&M Group, or in certain instances, proposals can be made by the B&M Group with the approval of Damiani, provided that production materials will be supplied by Damiani at no cost to the B&M Group.

b)	Marketing plan and expenses.

The marketing plan shall include among others, advertising, catalogue, direct mail and in-store events which shall be mutually agreed upon on an annual basis, the costs of which shall be shared in accordance with Section 11.16. Damiani will pay for these mutually agreed upon expenses and the B&M Group shall reimburse Damiani its share of the expenses within 30 days from receipt of an invoice and supporting documentation from Damiani for the incurred expenses or Damiani may offset any amount to be reimbursed by the B&M Group against any amounts due to the B&M Group by Damiani. The Parties will agree upon those elements of the marketing plan for which the B&M Group will incur the cost and for which the respective amount will, at the B&M Group’s option, be reimbursed by Damiani within 30 days from receipt of an invoice and supporting documentation from B&M Group for the incurred expenses or offset by the B&M Group against any amount due to Damiani.

c)	The “SHPP” events (super high profile promotion) which will promote the sale of Damiani Products between the months of November and May of each year, will be mutually agreed upon and organized in the stores of the B&M Group where the Damiani branded Damiani Products is offered to the B&M Group’s retail customers or in the shopping malls where the B&M Group stores are located and in the areas close to such stores, if appropriate and allowed by the shopping mall.

d)	Special events to promote the Damiani brand masterpiece collection of products (such collection to be defined by Damiani) will be organized during the whole year with reserved invitation to the top retail customers of the B&M Group. The Parties will agree on the scheduling and budget for each Damiani brand masterpiece events.

e)	Catalogues.

The Parties will work together to promote the sales of Damiani Products also through the catalogues of the B&M Group giving a priority visibility to the Damiani Products relative to other jewelry brands except for the Birks brand and the Van Cleef & Arpels brand.

With reference to the Calderoni brand, such brand will not be included in the B&M Group’s catalogues, rather it will have a specific marketing plan developed in each of the store(s) that such brand is represented.

11.18	In addition to the foregoing, the B&M Group undertakes to:

a)	give to the Damiani Products a position in internal counters and external windows, when and where appropriate, that will have the priority in terms of visibility among other jewellery brands sold by B&M Group, except for products under the Birks brand and the Van Cleef & Arpels brand. The Parties undertake to review and agree upon the possible solutions store by store;

b)	provide a commission program to its sales professionals for the sale of Damiani Products which shall be equal to the applicable commission program for the sale of products under the Birks brand and which is no less than that offered with respect to any other brands offered by the B&M Group and shall be at the sole expense of the B&M Group;

c)	in addition to the above, Damiani will have the right but not the obligation to grant at its sole expense to the sale professionals and to the store directors of the B&M Group additional incentives that will be agreed upon by the Parties to increase the sales of Damiani Products through the B&M Group stores (i.e. incentive travels, etc.);

d)	the Parties will work together and agree on the way to include Damiani Products in the “Client Appreciation events” that the B&M Group usually organizes during the month of November of each year in order to distinguish the Damiani Products among the other jewellery brands to promote the Christmas sales.

11.19	The B&M Group undertakes, over a period of 3 years commencing April 1, 2010, to grant to Damiani the possibility to personalize its presence in its 10 most appropriate stores at Damiani’s sole expense any visual merchandising activity as will be agreed upon by the Parties within the B&M Group standards. In this respect, the Damiani Project Department will work together with the B&M Group team to make proposals.

11.20	The B&M Group shall be entitled to require Damiani to accept exchanges of Purchased Products with new Damiani Products selected by the B&M Group from Damiani’s wholesale catalogues and/or from samples of Damiani Products for a total value that is equal to [*]% of the total Cost Value of the Purchased Products, plus [*]% of all future purchases of Damiani Products. The Parties agree that the exchange of Damiani Products equal to the value calculated as stated above, can be made in part or in total by B&M Group at any time during the term of the present Agreement. Damiani agrees to exchange the products requested by B&M Group within 60 days (or in special cases in a different timeframe mutually agreed by the Parties) from a written request by B&M Group. The Parties agree that the return and the exchange will take place within the same fiscal year, provided that the request to return or exchange products is made prior to 60 days before the end of such fiscal year. The Parties agree that on the existing inventory of Damiani Products owned by B&M Group (approximately US$600,000) the refresh ratio is fixed at [*]% of the inventory amount as of the date of this Agreement. The manner in which such existing inventory shall be returned and exchanged will be the same as described above. All returned and exchanged Damiani Products shall be delivered free and clear of all liens granted in favour of third parties.

It is agreed that during the quarterly meetings referred to in Section 2.2, Damiani will evaluate in good faith and will use its best efforts to assist the B&M Group with achieving its inventory turn target of [*] through business initiatives including proposals of additional returns.

11.21	The B&M Group undertakes:

(1)	to market and distribute the Damiani Products through its own stores and only to the ultimate retail customers;

(2)	to use its commercially reasonable efforts to provide priority to the Exclusive Brands to its customers through its own stores designated as a “Damiani” account by the Parties;

(3)	to use its commercially reasonable efforts to promote and display the Damiani Products in its own stores;

(4)	not to sell the Damiani Products by Internet and e-commerce channels or by other direct mail measures, or by door to door selling;

(5)	agree to represent the Damiani Products in keeping with its quality image and prestige;

(6)	to diligently safeguard the interests of the Damiani Products for the purpose of increasing sales of the Damiani Products without compromising B&M Group’s sales or an individual store’s existing or future business;

(7)	to provide a monthly sales report, itemized by product, brand and store, which indicates the value and the quantity of the Purchased Products sold and which will be sent to Damiani by the B&M Group within 30 days from the end of each month;

(8)	to assume all risk of loss or damage of any Damiani Products which may be provided by Damiani to the B&M Group on consignment, unless such loss or damage is caused by defects in such products;

(9)	to obtain, maintain and provide proof of proper insurance coverage on terms reasonably acceptable to Damiani for any Damiani Products which may be provided by Damiani to the B&M Group on consignment at the B&M Group’s expense and to name Damiani as an additional insured party in such reasonable amounts not to exceed the Cost Value of such products;

(10)	to disclose to its lenders and creditors that any Damiani Products which may be provided by Damiani to the B&M Group on consignment are not owned by the B&M Group, are owned by Damiani and are held by the B&M Group on consignment.

11.22	In order to enable the B&M Group to standardize Damiani’s sales techniques and to follow their expansion, so as to supply customers with the best possible service, Damiani undertakes to hold and the B&M Group undertakes to attend with all its appropriate sale professionals yearly training courses that will be arranged by Damiani with the cooperation of the B&M Group. The expenses for said courses (i.e. trip, travelling expenses, board and lodging B&M Group’s employees and other related expenses, etc.) shall be borne by Damiani.

11.23

Subject to the execution of the Subordination Agreements (as hereinafter defined), each member of the B&M Group shall grant a security interest over all its assets, including without limitation the inventory, accounts receivable and fixed assets, whether tangible or intangible, whether personal or real, whether now owned or existing or hereafter created, acquired or arising and present and future, tangible and intangible, wheresoever located, subordinate in priority to the B&M Group’s existing registered security interests and subject to any Permitted Liens (as this term is defined in Annex C attached hereto), in order to secure payment by the B&M Group for the Purchased Products delivered to it by Damiani pursuant to this Agreement and any Damiani Products which may have been provided on consignment. Should the Subordination Agreements and security agreements creating such security interest not be executed by October 30, 2009, all purchase orders placed by the B&M Group with Damiani for the Purchased Products shall be immediately cancelled and deemed to be null and void and of no further force and effect and the rights and obligations of each of the parties to each of the orders shall terminate and no party to an order shall have any further rights or obligations to any other party thereunder. In such event, each party to an order hereby releases and forever discharges the other parties to such order from all actions, causes of action, liabilities, claims and demands whatsoever which such party ever had, now has or may hereafter have for or by reason of or in any way arising out of any matter related to the orders to which it is a party.

Damiani agrees to execute and deliver to each of the existing secured parties with registered security interests a subordination agreement in form and substance acceptable to each such secured party of the B&M Group and Damiani (collectively, the “Subordination Agreements”).

Section 12 Confidentiality

12.1	Both Damiani and the B&M Group acknowledge that it may have access to and receive confidential and proprietary information from the other party, including, but not limited to, organizational structure, business plans, marketing philosophy and objectives, competitive advantages and disadvantages, cost figures, sales or other financial results, vendor names and addresses, and distributor names and addresses. It is agreed that Damiani and the B&M Group shall protect the confidentiality of any information disclosed by the other party and that they each will not disclose such information of the other party, either directly or indirectly, to any third person or entity without the prior written consent of such other party. This confidentiality covenant has no temporal, geographical or territorial restrictions. Notwithstanding the foregoing, the provisions of this confidentiality provision shall not apply to information: (i) which is in the public domain other than through a violation of this provision, or (ii) which is required to be disclosed pursuant to the valid order, rule or regulation of an administrative agency or judicial court of competent jurisdiction, provided that the party obligated to disclose such information shall notify the other party of any disclosure required by law and provide such other party with the opportunity to intervene and contest such disclosure. The terms of this provision shall survive the expiration or termination of this Agreement and/or the termination of the relationship between Damiani and the B&M Group.

12.2	Upon the termination of this Agreement or upon the request of either party, each party shall: (i) return or cause to be returned to the other party all copies of any confidential information of the other party in its possession or in the possession of its Representatives, and (ii) destroy all copies of any analyses, compilations, studies or other documents prepared by the party or for its use containing, incorporating or reflecting any confidential information of the other party, in either case, before the close of business 48 hours following the date of the termination of this Agreement or, as the case may be, the request by a party to return all confidential information.

12.3	Either party may only issue press releases concerning this Agreement after receiving approval of the content of such releases by the other party.

Section 13 Intellectual Property

13.1	Damiani confirms that it is the owner of or has the right to use the various intellectual property it uses in connection with the Damiani Products, including,

without limitation, the Major Brand names, the Minor Brand names, any and all other brand names of Damiani Products (as the case may be), as well as all logos, product names, trade names and trademarks (whether registered or not) used in connection with the Damiani Products (collectively, the “Damiani Products’ Intellectual Property”). Damiani hereby grants to the B&M Group for the Term of this Agreement (as defined in Section 14.1 hereof) and for a period of six (6) months thereafter, a non-exclusive, royalty-free license to use the Damiani Products’ Intellectual Property for the purpose of distributing and selling the Damiani Products. Any use of the Damiani Products’ Intellectual Property by the B&M Group in any approved advertising, marketing campaign or promotional materials shall be accompanied by a notice that indicates that all Damiani Products’ Intellectual Property is the property of Damiani and is being used by the B&M Group solely with Damiani’s permission.

13.2	The B&M Group expressly agrees that it has no right, title or interest to the Damiani Products’ Intellectual Property and that it may only use such Damiani Products’ Intellectual Property in accordance with the terms of Section 13.1 hereof.

13.3	Upon the prior written consent of the B&M Group, throughout the Term of this Agreement (as defined in Section 14.1 hereof), Damiani or any authorized affiliate of Damiani shall have the non-exclusive right to use the names “Birks”, “Mayors” and “Birks & Mayors” in a corporate presentation or, in agreed to manner by the B&M Group, on its corporate letterhead or other such written materials. Any use of the names “Birks”, “Mayors” or “Birks & Mayors” in accordance with the foregoing shall be accompanied by a notice that indicates that all such names are the property of the B&M Group and are being used by Damiani solely with the B&M Group’s permission.

13.4	Damiani expressly agrees that it has no right, title or interest to the names “Birks”, “Mayors” or “Birks & Mayors” and that it may only use such names in accordance with the terms of Section 13.3 hereof.

Section 14 Term of the Agreement.

14.1

The term of this Agreement (the “Term”) shall commence on the date hereof and, unless terminated, extended or renewed in accordance with Sections 14 and 15 hereof, shall terminate on the 5th anniversary of the date hereof.

14.2

Within 6 months prior to the expiration of the 5th anniversary of the date hereof, the Parties shall re-evaluate in good faith the extension or renewal of this Agreement upon such terms and conditions as may be agreed to at such time by the Parties.

Section 15 Termination of the Agreement. Consequences.

15.1	Material Breach. Either party may terminate this Agreement by notice to the other party if the other party shall fail to cure any material breach of this Agreement within 30 days after notification of such material breach.

15.2	Insolvency. This Agreement shall terminate automatically without notice to either party if any of Damiani, Birks or Mayors is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, or takes the benefit of any insolvency, re-organization or other relief act, or if a receiver or trustee is appointed for its property.

15.3	In the event of termination or expiration of the Agreement, nothing shall be owed between the Parties by way of indemnification, except for any indemnification deriving from contract breaches or fraudulent and/or negligent actions.

15.4	In case of termination or expiration of the Agreement, for any reason, the B&M Group:

a)	shall cease to use the Damiani’s trademark and any distinctive signage and shall cease to define itself a distributor of Damiani;

b)	shall return to Damiani all documentation, productions, drawings of any nature whatsoever which may have remained in its possession and which pertain to the Damiani Products constituting the subject of this Agreement, or to Damiani;

c)	shall return all promotional and advertising materials in its possession supplied by Damiani;

d)	in general shall refrain from acting in such a way that third parties may reasonably be induced to believe that the contractual relationship between the B&M Group and Damiani is continuing;

e)	shall bind itself not to use any sale method that is not in keeping with the image of prestige and quality concerning the Damiani Products, brands and distinctive signs;

f)	the B&M Group shall promptly return to Damiani any Damiani Products which may have been provided on consignment;

g)	At its sole discretion and within three months from termination or expiration of this Agreement, Damiani shall have the right to buy back from B&M Group all or part of the inventory of the remaining Damiani Products not already returned by the B&M Group to Damiani in accordance with Section 5 hereof at the price calculated by discounting the Cost Value of the B&M Group with a percentage of [*]. The price paid by the B&M Group to Damiani for such Damiani Products bought back by Damiani shall be reimbursed by Damiani to the B&M Group as follows: (i) the B&M Group will first offset any such amount against any accounts payable (even if not due yet) owed by the B&M Group to Damiani; (ii) if such accounts payable are insufficient to cover the amount to be reimbursed, then Damiani shall reimburse any remaining amount within ninety (90) days from the date that the Damiani Products were delivered to Damiani.

15.5	In case of termination or expiration of the Agreement each Party’s future rights and obligations hereunder shall cease immediately; provided that the termination does not affect (i) a Party’s accrued rights and incurred obligations as at the date of termination or expiration and (ii) the continued existence and validity of the rights and obligations of the Parties under those clauses which expressly provide for the survival thereof after termination or expiration of the Agreement and any provisions of this Agreement necessary for the interpretation or enforcement of this Agreement. For greater certainty but without limiting the generality of the foregoing, the provisions of Sections 5, 7, 8, 9, 10, 11.23, 12, 15, 16 and 17 shall survive the termination or expiration of this Agreement.

Section 16 Notices

16.1	Any notice or other communication to be given in connection with this Agreement by one party to the other shall be given in writing and shall be given by registered mail or by facsimile, and if by registered mail or facsimile shall be addressed to the recipient as follows:

If to Damiani:

Damiani International B.V. Swiss branch

Centro Galleria 3 – Via Cantonale

6928 Manno – Switzerland

Attention: Legal Department

Facsimile: ++41 916101555

If to the B&M Group:

Birks & Mayors Inc.

1240 Phillips Square

Montreal, Québec

H3B 3H4

Attention: Group Vice-President, Legal Affairs

Facsimile:(514) 397-2537

16.2	Any notice or other communication is deemed to be delivered and received: (i) if sent by registered mail, on the third next business day, or (ii) if sent by facsimile, on the same business day of the date of confirmation of transmission by the originating facsimile, or (iii) if given by personal delivery, on the same business day of delivery. For the purposes of this Agreement, “business day” means Monday to Friday, inclusively, exclusion made of any day that is a statutory holiday in the Province of Québec.

16.3	Either party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must thereafter be sent to such party at its changed address.

Section 17 General Provisions

17.1	Time shall be of the essence of this Agreement.

17.2	The relationship between Damiani and the B&M Group is that of independent contractors, and neither party nor its employees, agents or representatives shall in any event be construed as the mandatary, principal, agent, partner, joint venturer, franchisor, franchisee or representative of the other. Both are independent contractors acting for their own accounts, and neither is authorized to make any commitment or representation, express or implied, on the other’s behalf unless authorized to do so by the other party by way of a signed written instrument.

17.3	This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns. No assignment by either party of any of its respective rights and obligations hereunder shall be permitted without the prior written consent of the other party.

17.4	The Parties recognize that either of them may for operating convenience or other reasons use standard printed orders or forms for ordering, purchasing, delivering, acknowledging or accepting products or for other similar purposes. Notwithstanding the use of such orders or forms, the terms and conditions thereof are hereby waived and shall be considered as having no force and effect to the extent they are inconsistent with the terms set forth in this Agreement.

17.5	The B&M Group acknowledges that Damiani parent company, DAMIANI S.p.A., is a publicly-traded company listed on the Italian Stock Exchange (MTA) and acknowledges to be aware that the Italian securities laws may prohibit any person and entity who has material, non-public information concerning DAMIANI S.p.A. and its subsidiaries from communicating such information to any other person or to use such information to make speculative transactions on Damiani securities. The B&M Group acknowledges that the “DAMIANI Group” adopted a Code of Conduct, declares to know it (“Codice Etico” – Annex “B”) and undertakes to manage its business in compliance with the provisions of said Code of Conduct, provided it does not conflict with the B&M Group’s Code of Conduct or other applicable policies, and laws applicable to the B&M Group.

17.6	The terms and conditions of this Agreement are subject to the terms and conditions of the Subordination Agreement to be entered into among the B&M Group, Damiani and the B&M Group’s lenders.

17.7	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall remain in full force and effect.

17.8	Each party shall not be responsible for any failure to perform its obligations under this Agreement due to a superior force or cause (“force majeure”) beyond the reasonable control of such party, including, but not limited to, sabotage, riot, fire, flood, insurrection, terrorism, war or acts of God.

17.9

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by Damiani, on the one side, and Birks, acting for itself and in the name and on behalf of Mayors, on the other side. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived. No failure on the part of either party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of any such right or the exercise of any other right.

17.10	Each party shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the execution hereof, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

17.11	The Parties agree that invoices from Damiani to B&M Group will be always denominated and paid in US dollars. However, suggested retail prices will be denominated in local currencies of the respective country (USA or Canada).

17.12	This Agreement constitutes the entire agreement between the Parties with respect to the sale and resale of Damiani’s products and to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto. Therefore, starting from the date hereof, any inventory of Damiani’s products, either purchased by or held on consignment by the B&M Group, shall be subject to the provisions hereof. There are no representations, warranties, conditions, agreements, undertakings or acknowledgements, express or implied, that form part of or affect this Agreement, or which induced any party to enter into this Agreement or on which reliance was placed by any party, except as specifically set forth in this Agreement.

17.13	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The Parties agree that this Agreement may be transmitted by telecopier and/or electronic PDF copy and that the reproduction of signatures by telecopier and/or electronic PDF copy will be treated as binding as if originals.

17.14	This Agreement and all sales made pursuant to this Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein. The Parties hereby attorn to the non-exclusive jurisdiction of the courts of the Province of Québec. Damiani irrevocably waives, in connection with any such action or proceeding, any objection, (including without limitation, any objection to venue or based on the grounds of forum non conveniens), which it may now or hereafter have to the bringing of any such action or proceedings in such jurisdiction. The application of the United Nations Convention for the International Sale of Goods of April 11, 1980 as may be amended from time to time is expressly excluded.

17.15	Where a US Dollar amount has to be converted or expressed in another currency, or where its equivalent in another currency has to be determined (or vice versa), the calculation is made at the spot rate announced by the Bank of Canada at or around noon on the Business Day preceding the relevant date for the relevant currency against US Dollars (or vice versa).

17.16

If a judgment is to be rendered against a Party for an amount owed hereunder and if the judgment is rendered in a currency (“Other Currency”) other than that in which this amount is owed under this Agreement (“Currency of the Agreement”), such Party must pay, if applicable, at the date of payment of the judgment, an additional amount equal to the excess (i) of the amount owed under this Agreement, expressed into the Other Currency as at the date of payment of the judgment, over (ii) the amount of the judgment. For the purposes of obtaining the judgment and making the calculation referred to in (i), the exchange rate shall be the average spot rate, on the relevant date, announced by the Bank of Canada for the Other Currency. Any additional amount owed under this Section 17.16 will constitute a cause of action distinct from the cause of action which gave rise to the judgment, and said judgment shall not constitute res judicata in that respect.

17.17	The Parties hereto acknowledge that they have expressly required that the present Agreement and all schedules, documents and notices relating thereto be drafted in the English language. Les parties aux présentes déclarent qu’elles ont expressément exigé que la présente convention et tous les annexes, documents ou avis qui y sont afférents soient rédigés en anglais.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

DAMIANI INTERNATIONAL B.V.

By:	/s/ Guido Damiani
Authorized Signing Officer

BIRKS & MAYORS INC.

By:	/s/ Thomas A. Andruskevich
Authorized Signing Officer

MAYOR’S JEWELERS, INC.

By:	/s/ Thomas A. Andruskevich
Authorized Signing Officer

ANNEX A

DISTRIBUTOR DIRECT STORES LIST

Alberta	Toronto Dominion Square	Tel.:(403) 260-8700
	317 7th Ave SW - Unit 270	Fax:(403) 262-8574
Calgary, AB
T2P 2Y9

Alberta	Chinook Shopping Center	Tel.:(403) 255-6696
	6455 MacLeod Trail S - Unit 0169	Fax:(403) 640-1060
Calgary, AB
T2H 0K8

Alberta	Southcenter Shopping center	Tel.:(403) 271-4450
100 Anderson Road S.E.
Calgary, AB
T2J 3V1

Alberta	Manulife Place	Tel.:(780) 426-7290
	10180 - 101st Street	Tel.:(780) 426-7294
	Edmonton, AB	Fax:(780) 426-7298
T5J 3S4

Alberta	Southgate Shopping Center	Tel.:(780) 435-4602
111th St. & 51ST Ave #14
Edmonton, AB
T6H 4M6

Alberta	West Edmonton Mall	Tel.:(780) 444-1656
8770 - 170th Street #1079
Edmonton, AB
T5T 3J7

Alberta	Brinkhaus Calgary	Tel.:403-269-4800
	823 6th Avenue SW	Fax: 403-262-7593
Calgary, AB
T2P 0V3

British - Columbia	Vancouver	Tel.:(604) 669-3333
	698 West Hastings Street	Fax:(604) 669-9786
Vancouver, BC
V6B 1P1

British - Columbia	Oakridge Shopping Center	Tel.:(604) 266-2301
650 West 41st Ave. #221
Vancouver, BC
V5Z 2M9

British - Columbia	Park Royal Mall	Tel.:(604) 922-9361
1015 Park Royal Street
West Vancouver, BC
V7T 1A1

British - Columbia	Richmond Center	Tel.:(604) 247-1111
6551 No. 3 Road - Unit 1614A
Richmond, BC
V6Y 2B6

British - Columbia	Victoria	Tel.:250-382-4241
1023 Government Street
Victoria, BC
V8W 1X6

British - Columbia	Brinkhaus Vancouver	Tel.:604-689-7055
	1018 W Georgia Street	Fax: 604-689-0442
Vancouver, BC
V6E 2Y2

Manitoba	Winnipeg	Tel.:(204) 786-7468
	191 Lombard Avenue	Fax:(204) 788-0992
Winnipeg, MB
R3B 0X1

New Brunswick	Saint John	Tel.:(506) 634-1720
	20 King St	Tel.:1-800-561-1720
	Saint John, NB	Fax:(506) 634-8924
E2L 1G2

Nova Scotia	Halifax Shopping Center	Tel.:(902) 454-8621
	7001 Mumford Rd - Unit 150	Fax:(902) 455-9570
Halifax, NS
B3L 2H8

Ontario	Bayshore Shopping Center	Tel.:(613) 829-7692
	100 Bayshore Dr	Fax:(613) 820-1412
Nepean, ON
K2B 8C1

Ontario	Toronto Eaton Center	Tel.:(416) 979-9311
	220 Yonge St PO Box 210 & 310	Fax:(416) 979-0919
Toronto, ON
M5B 2H1

Ontario	Toronto Bloor - Manulife Centre	Tel.:(416) 922-2266
	55 Bloor St W - Unit 152	Tel.:(416) 922-7479
	Toronto, ON	Fax:(416) 922-8084
M4W 1A5

Ontario	Fairview Mall - Willowdale	Tel.:(416) 491-3220
	1800 Sheppard Ave E Suite 2066	Fax:(416) 491-1952
North York, ON
M2J 5A7

Ontario	Sherway Gardens	Tel.:(416) 622-3000
	25 The West Mall PO Box 25 - Unit G19	Fax:(416) 622-4974
Etobicoke, ON
M9C 1B8

Ontario	Scarborough Town Center	Tel.:(416) 296-5083
	300 Borough Dr - Unit 234	Fax:(416) 296-0158
Scarborough, ON
M1P 4P5

Ontario	Mississauga Square One	Tel.:(905) 275-1344
100 City Centre Dr Unit 2-210
Mississauga, ON
L5B 2C9

Ontario	First Canadian Place	Tel.:(416) 363-5663
	100 King St W - Unit SN29	Fax:(416) 363-5666
Toronto, ON
M5X 1A6

Ontario	Oakville Place	Tel.:(905) 842-2960
	240 Leighland Ave	Fax:(905) 842-9054
Oakville, ON
L6H 3H6

Ontario	Rideau Center Mall	Tel.:613-236-3641
	50 Rideau St. - Unit 333	Fax:613-236-3640
Ottawa, ON
K1N 9J7

Ontario	Yorkdale Shopping Centre	Tel.:416-782-6311
	3401 Dufferin Street, Unit 220	Fax:416-782-6941
Toronto, ON
M6A 3A1

Ontario	Lime Ridge Mall	Tel.:(905) 318-4682
	999 Upper Wentworth Street S	Fax:(905) 318-5053
Hamilton, ON
L9A 4X5

Quebec	Montreal Flagship Store	Tel.:(514) 397-2511
	1240 Phillips Square	Fax:(514) 397-2583
Montreal, QC
H3B 3H4

Quebec	Fairview Pointe-Claire Mall	Tel.:(514) 697-5180
	6815 Trans-Canada Highway - Unit B006	Fax:(514) 697-5186
Pointe-Claire, QC
H9R 1C4

Quebec	Rockland Center	Tel.:(514) 341-5426
	2305 Rockland Rd - Unit 230.0	Fax:(514) 341-8666
Mont-Royal, QC
H3P 3E9

Quebec	Le Carrefour Laval	Tel.:(450) 688-3431
	3035 boul Le Carrefour - Unit R30	Fax:(450) 688-9113
Laval, QC
H7T 1C8

Quebec	Promenades St-Bruno	Tel.:(450) 461-0011
	257 boul des Promenades	Fax:(450) 461-3913
St-Bruno, QC
J3V 5K3

Quebec	Place Ste-Foy	Tel.:(418) 653-4035
	2450 boul Laurier - Unit 40D	Fax:(418) 653-5350
Ste-Foy, QC
G1V 2L1

Saskatchewan	Saskatoon	Tel.:(306) 653-0722
	Unit 165 3rd Ave S	Fax:(306) 653-0725
Saskatoon, SK
S7K 1L8

Saskatchewan	Cornwall Center	Tel.:(306) 352-5631
	2102 11th Ave SW - Unit T39	Fax:(306) 359-1401
Regina, SK
S4P 3Y6

Florida	Dadeland Mall	Tel.:305-667-7517
	7457 North Kendall Drive	Fax:305-661-6423
Miami, Florida
33156

Florida	Miami International Mall	Tel.:305-594-7447
	1455 North West 107th Avenue	Fax:305-470-2443
Miami, Florida
33172

Florida	Aventura Mall	Tel.:305-937-1444
	19501 Biscayne Boulevard, Suite 372	Fax:305-933-9623
Aventura, Florida
33180

Florida	The Falls	Tel.:305-238-1468
	8888 Howard Drive	Fax:305-232-8450
Miami, Florida
33176

Florida	Lincoln Road	Tel.:305-672-1662
	1000 Lincoln Road	Fax:305-672-1519
Miami Beach, Florida
33139

Florida	Village of Merrick Park	Tel.:305-446-1233
	342 San Lorenzo Avenue, Suite 1000	Fax:305-446-1513
Coral Gables, Florida
33146

Florida	The Galleria at Fort Lauderdale	Tel.:954-563-4181
	2352 East Sunrise Boulevard	Fax:954-565-9042
Fort Lauderdale, Florida
33304

Florida	Broward Mall	Tel.:954-472-6622
	8000 West Broward Boulevard, Suite 707	Fax:954-474-3706
Plantation, Florida
33388

Florida	Town Center at Boca Raton	Tel.:561-368-6022
	6000 Glades Road, Suite 1119	Fax:561-347-7063
Boca Raton, Florida
33431

Florida	The Mall at Wellington Green	Tel.:561-753-3455
	10300 Forest Hill Boulevard, Suite 184	Fax:561-753-9369
Wellington , Florida
33414

Florida	Florida Mall	Tel.:407-859-3116
	8001 South Orange Blossom Trail, TR 484	Fax:407-856-3936
Orlando, Florida
32809

Florida	Treasure Coast Square	Tel.:772-692-1970
	3478 North West Federal Highway	Fax:772-692-3978
Jensen Beach, Florida
34957

Florida	Altamonte Mall	Tel.:407-830-6881
	451 Altamonte Avenue, Suite 2157	Fax:407-260-2627
Altamonte Springs, Florida
32701

Florida	Westfield Brandon	Tel.:813-684-4656
	436 Brandon Town Center	Fax:813-684-4815
Brandon , Florida
33511

Florida	Seminole Towne Center	Tel.:407-324-8300
	141 Towne Center Circle, F-1	Fax:407-324-0242
Sanford, Florida
32771

Florida	Westfield Southgate	Tel.:941-952-1945
	119 Southgate Plaza at 3501 South Tamiami Trail	Fax:941-952-0945
Sarasota, Florida
34239

Florida	International Plaza	Tel.:(813) 354-8080
	2223 North West Shore Boulevard, Suite 165	Fax:(813) 354-8005
Tampa, Florida
33607

Florida	Bell Tower Shops	Tel.:239-590-6166
	13499 South Cleveland Avenue, Suite 165	Fax:239-590-6514
Fort Myers, Florida
33907

Florida	The Mall at Millenia	Tel.:407-363-5740
	4200 Conroy Road, Suite 167	Fax:407-363-5747
Orlando, Florida
32839

Florida	Westfield Citrus Park	Tel.:813-792-2774
	7963 Citrus Park Town Center	Fax:813-792-2775
Tampa, Florida
33625

Florida	PGA Commons	Tel.:561-775-3999
	4510 PGA Boulevard	Fax:5616276930
Palm Beach Gardens, Florida
33418

Florida	Coconut Point	Tel.:239-948-5435
	23140 Fashion Drive, Suite 107	Fax:239-948-5306
Estero, Florida
33928

Florida	Weston Commons	Tel.:954-349-5442
4471 Weston Road
Weston, Florida
33331

Florida	St. Johns Town Center	Tel.:904-564-1972
	4834 River City Drive, Suite 119	Fax:904-564-1647
Jacksonville, Florida
32246

Georgia	Buckhead - Two Buckhead Plaza	Tel.:404-261-4911
	3050 Peachtree Road NW, Suite One	Fax:404-264-0652
Atlanta, Georgia
30305

Georgia	Lenox Square	Tel.:404-233-8201
	3393 Peachtree Road, Northeast	Fax:404-231-9376
Atlanta , Georgia
30326

Georgia	North Point Mall	Tel.:770-667-1887
	1152 North Point Circle	Fax:770-667-1890
Alpharetta, Georgia
30022

Georgia	Mall of Georgia	Tel.:770-271-0966
	3333 Buford Drive, Suite 1037	Fax:770-271-2832
Buford, Georgia
30519

ANNEX B

DAMIANI CODE OF CONDUCT

ETHICAL CODE

INDEX
Premise	3
Ethical principles	4
Respect for laws and regulations	4
Integrity	4
Dignity and equality	4
Business Ethics	4
Professionalism and cooperative spirit	4
Workplace safety and worker’s health	5
Tracing of actions carried out	5
Confidentiality	5
Transparency and completeness of information	6
Conflicts of interest	6
Relations with the regulatory bodies	6
Safeguarding the environment	6
Rules of behavior	7
Relations with customers, suppliers, consultants, collaborators, agents and business partners	7
Relations with institutions and public functionaries	7
Human Resources	8
Privileged information	9
Company communications and accounting postings	9
Usage of company equipment, mechanisms and structures	9
Actuating rules	10
Sanctions system	10
Communication of the Code	10
Entry into force and coordination with company procedures	11

PREMISE

Damiani S.p.A. is the parent company of the Damiani Group, the Italian market leader in the production and sale of high range designer jewelry and is active in the jewelry sector with prestigious brands such as Damiani, Salvini, Alfieri & St. John, Bliss and the Calderoni brand.

As master artisans since 1924, the Damiani Group can boast of a long tradition in the art of the goldsmith that it still carries out today with the same innovative spirit that it began with and which has carried it to international recognition as a main player in the area of luxury goods.

The Damiani Group has adopted this Ethical Code (hereinafter the “Code”) in order to clearly, and transparently define those values to which it aspires in carrying out its business activities.

Therefore, the Code contains those Ethical principles and the rules of behavior that the company’s top management, its employees, consultants, collaborators, agents, suppliers, business partners and all those persons who operate in the name, or on behalf of the Group (hereinafter the “Addressees”) are obliged to respect.

The principles and the measures contained in this Code lay down the general obligations of diligence, integrity and loyalty that qualify the fulfillment of the work services that are supplied and the conduct to be maintained in relations with the general public and the working environment.

The observance of this Code is an integral part of the contractual obligations of the company’s Employees, also pursuant to and for the purposes of article 2104 of the Italian Civil Code and any violation of it by the Addressees shall be, according to the cases involved, a disciplinary offence, punishable by the applicable legislation and/or considered to be a non-fulfillment of their labor contract. The value and importance of the Ethical Code are strengthened with a specific responsibility of the relative Bodies to deal with the committing of offences and the administrative illegalities that are referred to in the Legislative Decree of 8 June number 231.

The Damiani Group, in order to protect its image and safeguard its resources will not have any relations with any persons who do not intend to act while rigorously respecting the relative legislation that is currently in force and/or who refuse to conduct themselves according to the ethical principles and the rules of behavior laid down in this Code.

“Article 2104 Diligence. of suppliers of labor. – The supplier of labor must use the diligence that is required by the nature of the service supplied, by the interests of the enterprise and by the higher one of national production. Furthermore they must observe the measures laid down for carrying out and governing the work that are given by the entrepreneur and by the collaborators to whom they report hierarchically ”.

ETHICAL PRINCIPLES

RESPECT FOR LAWS AND REGULATIONS

All the activities that are put in place in the name and on behalf of the Damiani Group must be carried out in total respect of the laws and regulations that are in force in all the countries where the Group operates.

Each Addressee commits themselves to diligently obtaining the necessary knowledge of the laws and regulations currently in force that are applicable to the carrying out of their own functions.

INTEGRITY

In carrying out their own functions each Addressee must maintain a conduct that is inspired by moral integrity and transparency as well as by the values of honesty and good faith.

DIGNITY AND EQUALITY

Each Addressee recognizes and respects the personal dignity, the privacy and the personality rights of any person, whomsoever, regarding both internal and external relations. Each Addressee shall work with men and women of differing nationalities, cultures, religions, sexual orientations and races. No discrimination, sexual molestation or offending, either personal or any other type, will be tolerated.

Regarding the managing of hierarchical relationships the Damiani Group demands that authority shall be exercised equably, prohibiting any conduct that in any way offends the personal dignity and professionalism of the reporting person.

BUSINESS ETHICS

The Damiani Group carries out its business activities with efficiency and market openness, maintaining a position of fair competition with the other operators in its sector and abstaining from any conduct, whatsoever, which is underhanded, abusive and damaging to its customers.

PROFESSIONALISM AND COOPERATIVE SPIRIT

Each Addressee shall carry out their activity with the professionalism that is asked for by the nature of the tasks and functions carried out, applying maximum commitment in achieving the goals assigned to them and taking on all the responsibilities that are required due to the nature of their own tasks and duties. Each Addressee shall diligently carry out any necessary activities regarding in depth study and updating.

Reciprocal cooperation between the persons that are involved in any way, whatsoever, in the same project or productive process is an inviolable principle for the Damiani Group. Therefore, each Addressee is obliged, through their own conduct, to contribute to the safeguarding of these values both within the workplace and outside of it.

WORKPLACE SAFETY AND WORKER’S HEALTH

The Damiani Group believes that safeguarding the worker’s health and safety is of primary importance, setting itself the goal not only of respecting the specific demands of the relative legislation regarding these matters but also carrying out a constant and continuous improvement in working conditions.

Therefore, the Damiani Group continually updates itself in the observance of the legislation that is currently in force regarding workplace safety and hygiene.

TRACING OF ACTIONS CARRIED OUT

Each Addressee must conserve adequate documentation for each operation carried out, for the purpose of enabling, at any time, the checking of the motives for the operation and its features in the authorization, execution, recording and checking stages of the operation itself.

CONFIDENTIALITY

All the information obtained by the Addressees relative to their own employment and collaboration relationship is the property of the Damiani Group. For information owned by the Group there is meant the following:

-   personal data of Addressees and third parties. There is considered to be a “personal datum” any and all information relative to a physical or legal person, entity or association, identified or identifiable, even indirectly, by means of a reference or any other information, including a PIN ;

-   confidential information. There is considered to be “confidential information” any piece of information of a confidential nature appertaining to the Group, which if it is divulged in an unauthorized manner, or involuntary, could cause damage to Damiani S.p.A or to the Group. There is, for example, to be considered confidential the knowledge of a project, a proposal, a venture, a negotiation, an understanding, a commitment, an agreement, a fact or an action, even if a future or uncertain one, appertaining to the business activities of Damiani S.p.A. and of the companies controlled by it, which is not already in the public domain.

The Damiani Group guarantees, in line with the relative legislative measures, the Confidentiality of the information in its possession and it requires all the Addressees to use such information solely for purposes linked to the carrying out of their own professional activities.

The Damiani Group also respects the principles of equable access and transparency in the divulging of confidential information and without altering the regular trend of any moveable asset markets.

TRANSPARENCY AND COMPLETENESS OF INFORMATION

The information that is broadcast by the Damiani Group are complete, transparent, understandable and accurate, so as to enable third parties to make informed decisions regarding the relations to be put in place with the Group itself.

CONFLICTS OF INTEREST

In carrying out all its activities the Damiani Group works to avoid entering into conflict of interest situations, either real or only potential.

The Addressees in carrying out their collaboration shall pursue the goals and general interests of the Damiani Group.

Each Addressee is obligated to inform, without delay and taking into account the circumstances, their own superiors or reference persons of those situations or activities where they could have interests that are in conflict with those of the Damiani Group, or where the holders of such interests are close relatives and in any other case where there are relevant reasons to do so.

The Addressees shall respect the decisions that are taken regarding such matters by the companies of the Damiani Group.

RELATIONS WITH THE REGULATORY BODIES

The relationships of the Damiani Group with the competent Controlling and Regulatory Authorities of the countries in which it operates are inspired by the principles of transparency and faithful cooperation.

The Damiani Group fulfills all the legal obligations regarding communications to the competent Authorities, with specific reference to the Controlling and Regulatory Authorities guaranteeing the completeness and integrity of the information, the objectiveness of the valuations and ensuring that they are speedily dealt with and sent.

SAFEGUARDING THE ENVIRONMENT

The Damiani Group is committed to safeguarding the environment. For this purpose it makes its choices so as to ensure compatibility between financial initiative and environmental needs, not only respecting the legislation that is currently in force but also taking into account the developments in scientific research and the best practices regarding such matters.

RULES OF BEHAVIOR

RELATIONS WITH CUSTOMERS, SUPPLIERS, CONSULTANTS, COLLABORATORS, AGENTS AND BUSINESS PARTNERS

The Damiani Group puts in place its relations with customers, suppliers, consultants, collaborators, agents and business partners solely on the basis of criteria of trust, quality, competitiveness, professionalism and respect of the rules.

In developing relations with these parties the following are asked for:

-   only to set up relationships with parties that have a respectable reputation, who are only involved in legitimate activities and whose company ethical culture is comparable to that of the Damiani Group. For this purpose there must firstly be checked the available information regarding these parties;

-   to ensure the transparency of the agreements and the signing of secret pacts or agreements that are against the law.

Specifically, regarding the choosing of the suppliers, the consultants, the collaborators and the agents for the acquisition of goods or services, the Damiani Group ensures that this is only inspired by objective parameters of quality, convenience, price, ability and efficiency that are such as to enable the putting in place of a trust relationship these parties.

In the procedure of choosing the suppliers the Damiani Group will evaluate the choices, setting up relationships that are aimed at fully respecting the other party as well as safeguarding its own image. The Damiani Group demands from its suppliers that the materials or the products supplied are not the subject of any prior illegal activities, of the exploitation of child labor or any activities aimed at the financing of terrorism.

RELATIONS WITH INSTITUTIONS AND PUBLIC FUNCTIONARIES

The relations of the Damiani Group with public national, EEC and international institutions, as well as towards public officials or persons in public service, or bodies, representatives, mandate holders, exponents, members, employees, consultants, or persons entrusted with public functions or services, of public institutions, of public administrations, of public entities, also financial ones, of public entities or companies, of a local, national or international character (“Public functionaries”) must be maintained by each Addressee with maximum transparency and integrity, avoiding any behavior that can give rise to the impression of wanting to improperly influence the decisions of the other party, or the asking for special treatment.

The relations with the above parties are limited to the proposed and regularly authorized functions, while respecting the most rigorous observance of the relative legal and regulatory measures and cannot, in any way whatsoever, compromise the integrity and the reputation of the Damiani Group.

For this purpose the Addressees pledge themselves not to offer or promise, either directly or through intermediaries, amounts of money or any other means of payment to public officials or persons entrusted with public service in order to influence their actions while carrying out their duties.

These prohibitions cannot be evaded by making different forms of contributions which, under the appearance of the entrusting of professional assignments, consultancies, advertising or anything else that has the purposes that are prohibited above.

The Damiani Group, if it believes it to be opportune, can support those programs of public bodies that are aimed at creating utilities and benefits for the general public, as well as the activities of foundations and associations, always respecting the relative legislation that is in force and the principles of the Code.

HUMAN RESOURCES

Each Addressee must give the maximum attention to the carrying out of their activities, strictly observing all the safety and preventative measures that are laid down, in order to avoid any possible risk to themselves and their collaborators and colleagues.

The responsibility of each Addressee towards their collaborators and colleagues supposes that maximum care be taken for the prevention of risks of injury. Every Addressee must follow the instructions and directives given by those parties that each one of the Companies of the Damiani Group has delegated with the fulfillment of the safety obligations.

Each and every form of molestation whether it is psychological, physical or sexual of executives, of other employees, collaborators, suppliers or visitors is strictly forbidden. For molestation there is meant any form of intimidation or threat, even non verbal, or arising from a number of attitudes that are aimed at intimidation because they are repeated over time or because they come from a number of different parties, which is an obstacle to tranquil carrying out of a person’s functions, or the abuse of their position of authority by a hierarchical superior. Specifically, there is prohibited each and every form of mobbing according to the concept that, from time to time, shall be drawn from the prevailing orientation of Italian law regarding such matters.

There is also prohibited even the mere promise of wage increases, other advantages or career growth as a recompense for activities that are against the law, the Code and the internal rules and regulations, also limited to competency.

There is prohibited any act of retribution, whatsoever, against those persons who refuse to carry out, complain about or communicate any such deplorable facts.

The selection and hiring of personnel must take place rigorously respecting the relative procedures and following transparency criteria in the evaluation of competency and professional requirements and of individual ability potential.

PRIVILEGED INFORMATION

If ever, due to their relations with the Damiani Group, the Addressees are holders of privileged information, they pledge themselves to maintain the maximum confidentiality until it is divulged to the market, communicating it to any third parties, both inside and outside of the Group only for work needs, ascertaining that these persons are bound by legal confidentiality, regulatory, statutory or contractual obligations.

Due to the sensitivity of this task, the activity of communicating and divulging information regarding the operations of the Damiani Group is solely reserved for the competent functions in the context of their respective companies.

Furthermore, the Addressees must abstain from spreading false or misleading information that could delude the external world or, specifically, bring about improper changes in the values of the shares of subsidiary companies.

COMPANY COMMUNICATIONS AND ACCOUNTING POSTINGS

The Damiani Group believes that accounting transparency, as well as the keeping of the accounting books and postings following the principles of truthfulness, completeness, clarity, precision, accuracy and conformity with the relative legislation that is currently in force is the fundamental requirement for an effective control.

For each transaction there must be conserved adequate supporting documentation, which is such as to enable a facilitated accounting posting, the reconstruction of the transaction and the identification of any responsibilities.

Similarly, the Damiani Group reiterates that the Financial Statements must properly give the Income Statement, Balance Sheet or financial situations of the individual companies of the Group and of the Group itself in a truthful, clear and complete manner.

USAGE OF COMPANY EQUIPMENT, MECHANISMS AND STRUCTURES

The Addressees are specifically forbidden from using the company’s assets, also regarding the IT resources and the Net, for their personal needs or those that are not for work reasons, for purposes that are against the law, public order, or proper behavior, as well as for committing, or causing the committing of offences, of racial hatred, of the praising of violence or the violation of human rights.

ACTUATING RULES

SANCTIONS SYSTEM

The company, through those bodies and functions that it has specifically charged to do so, shall apply with coherency, impartiality and uniformity, sanctions that are in proportion to the relative violations of this Code and that follow the measures that are currently in force regarding the regulating of employment relationships. The steps taken against employees, directors and collaborators of the Damiani Group that are the subject of management or vigilance, arising from the violation of the ethical principles the rules of conduct contained in this Code are those laid down in the applicable Italian National Collective Labor Contracts (CCNL) and what is governed by the contents of the paragraph called “Sistema Disciplinare (Disciplinary System)” of the “Modello di Organizzazione, Gestione e Controllo (Organizational, Management and Control Model) as per the Legislative Decree of 8 June 2001, number 231” to which reference should be made.

Any conduct by consultants, collaborators, agents, suppliers and business partners that are linked to the Damiani Group by a contractual relationship that is not one of regular employment and, in any case, that is not the subject of management or vigilance, in violation of what is contained in this Code, can also bring about, in the most serious cases, the dissolving of the contract, while there remains the possibility of a demand for the reimbursement of any damages that may have been caused to the companies of the Damiani Group by this behavior.

COMMUNICATION OF THE CODE

The Damiani Group informs all the Addressees regarding the measures and the application of the Code, demanding that it be observed.

It specifically takes care, also through the Vigilance Body of each company of the Group, which has independent powers of initiative and control and has been nominated pursuant to the Legislative Decree number 231/2001:

-   of the distribution of the Code to the Addressees;

-   of the interpretation and clarification of the measures;

-   of the checking that is actually observed;

-   of the updating of the measures following needs that may arise from time to time.

The Code shall be brought to the knowledge of any third parties who receive assignments from the Damiani Group or who have ongoing relations with it.

In order to ensure the effectiveness of this Code, the Damiani Group has put in place information channels through which all those who gain knowledge of any illicit behavior that takes place within the companies of the Group can refer freely, directly and in and absolutely confidential manner to their respective Vigilance Bodies. It is an obligation of each Addressee to communicate, without delay, any behavior that does not conform to the principles of the Code. It shall be in the care of the Damiani Group to ensure that there is confidentiality regarding the identity of the communicator, saving the needs linked to the carrying out of the Vigilance Body, as well as guaranteeing the communicator against any retribution, illicit conditioning, inconvenience and discrimination of any type, whatsoever, within the working environment, because they communicated the violation of the contents of the Code.

ENTRY INTO FORCE AND COORDINATION WITH COMPANY PROCEDURES

This Code is adopted with a resolution passed by the Boards of Directors of Damiani S.p.A. and of its subsidiaries, with immediate effect.

The Code does not replace the current and future company procedures that continue to be effective, in so far as they are not in conflict with the Code.

ANNEX C

PERMITTED LIENS

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

“Permitted Liens” means, in respect of any person, any one or more of the following:

(a)	Liens for taxes, assessments or governmental charges or levies which are not delinquent or the validity of which is being contested at the time by the person in good faith by proper legal proceedings if, in Damiani’s opinion, acting reasonably, adequate provision has been made for their payment;

(b)	Inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, material men, carriers and others in respect of construction, maintenance, repair or operation of assets of the person, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets of the person and in respect of which adequate holdbacks are being maintained as required by applicable law or such Liens are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by the United States generally accepted accounting principles as in effect from time to time, consistently applied) in an adequate amount and provided further that such Liens do not, in Damiani’s opinion, acting reasonably, materially reduce the value of the asset against which such Liens have arisen or materially interfere with the use of such assets in the operation of the business of the person;

(c)	Purchase money security interests in or purchase money mortgages or vendors’ hypothecs on property to secure purchase money debt, incurred in connection with the acquisition of such property, which security interests, vendors’ hypothecs, mortgages, conditional sales agreements, installment sales agreements or other like title retention agreements with respect to property acquired cover only the property so acquired, together with the accessories thereto and proceeds thereof;

(d)	The Liens granted in favor of Rolex Watch U.S.A., Inc. on the property of the B&M Group consisting of Rolex, Tudor and Cellini watches, watchbands, parts and other accessories now or hereafter sold by Rolex Watch U.S.A., Inc. to the B&M Group, and all other new Rolex, Tudor and Cellini watches, watch bands, parts and other accessories hereinafter held by the B&M Group and all cash proceeds of any of the foregoing, including insurance proceeds (but specifically excluding accounts receivable), together with all rights and property of every kind at any time in the possession or control of Rolex Watch U.S.A., Inc., or any of its agents, or in transit to it, belonging to, for the account of, or subject to the order of the B&M Group;

(e)	Easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the person or interests therein granted or reserved to other persons, provided that such rights do not, in Damiani’s opinion, acting reasonably, materially reduce the value of the assets against which such rights have been granted or reserved or materially interfere with the use of such assets in the operation of the business of the person;

(f)	Title defects or irregularities which are of a minor nature and which, in Damiani’s opinion, acting reasonably, do not materially reduce the value of the assets of the person or materially interfere with their use in the operation of the business of the person;

(g)	Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(h)	Attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that the Liens are in existence for less than 10 days after their creation or the execution or other enforcement of the Liens is effectively stayed or the claims so secured are being actively contested in good faith and by proper legal proceedings;

(i)	The reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not, in Damiani’s opinion, acting reasonably, materially reduce the value of the real property against which they are registered or materially interfere with the use of such real property in the operation of the business of the person;

(j)	Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the person, provided that such Liens do not, in Damiani’s opinion, acting reasonably, materially reduce the value of any asset of the person or materially interfere with the use of any such asset in the operation of the business of the person;

(k)	Servicing agreements, development agreements, site plan agreements, and other agreements with governmental entities pertaining to the use or development of any of the real property of the person, provided same are complied with and do not in Damiani’s opinion, acting reasonably, materially reduce the value of the subject real property or materially interfere with the use of the real property in the operation of the business of the person including, without limitation, any obligations to deliver letters of credit and other security as required;

(l)	Applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and do not in Damiani’s opinion, acting reasonably, materially reduce the value of any real property of the person or materially interfere with the use of the real property in the operation of the business of the person;

(m)	The right reserved to or vested in any governmental entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the person, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(n)	Liens in favour of Damiani created by the security documents delivered to Damiani by the B&M Group for the purpose of establishing, perfecting, preserving or protecting any security held by Damiani in respect of the payment obligations under this Agreement, including a general security and a deed of hypothec granted by the B&M Group in favour of Damiani;

(o)	Liens disclosed in Schedule 1 attached hereto but only to the extent such Liens conform to their description in Schedule 1 attached hereto and includes any extension or renewal thereof provided the amount so secured does not exceed the original amount secured immediately prior to the extension, renewal or refinancing and the scope of security creating the Lien is not extended; and

(p)	Any Lien which secures an obligation of $ 10,000 or less.

SCHEDULE 1

PERMITTED LIENS

A. Permitted Liens – CANADA

Secured Party(ies)	Debtor(s)	Reference File No. & Registration Number(s)
Alberta

Bank of America, National Association, as Agent	Birks & Mayors Inc.	05120508329 05120508337 08112844702 08120402401

BAL Global Finance Canada Corporation	Birks & Mayors Inc.	08040313233

Key Equipment Finance Canada Ltd./Financement d’équipement Key	Birks & Mayors Inc.	08042200991 08052008820

GB Merchant Partners, LLC, as Administrative Agent	Birks & Mayors Inc.	08121013908 08121014067

Brinkhaus the Jewellery Source Ltd. Brinkhaus Jewels Limited	Birks & Mayors Inc.	07112024075

British Columbia

Bank of America, National Association, as Agent	Birks & Mayors Inc.	725422C

Bank of America, N.A., as Agent	Birks & Mayors Inc.	718828E

BAL Global Finance Canada Corporation	Birks & Mayors Inc.	278449E

Key Equipment Finance Canada Ltd. (Further to an assignment by BAL Global Finance Canada Corporation)	Birks & Mayors Inc.	313511E 367974E

GB Merchant Partners LLC	Birks & Mayors Inc.	736968E

Secured Party(ies)	Debtor(s)	Reference File No. & Registration Number(s)
Brinkhaus The Jewellery Source Ltd. Brinkhaus Jewels Limited	Birks & Mayors Inc.	032429E

Manitoba

Bank of America, National Association, as Agent	Birks & Mayors Inc.	200521759100 200822933504

BAL Global Finance Canada Corporation	Birks & Mayors Inc.	200805901801

Key Equipment Finance Canada Ltd./Financement d’équipement Key	Birks & Mayors Inc.	200807168303 200809357006

GB Merchant Partners, LLC, as Administrative Agent	Birks & Mayors Inc.	200823707001

New Brunswick

Bank of America, National Association, as Agent	Birks & Mayors Inc.	12992707 16960973

GB Merchant Pertners, LLC, as Administrative Agent	Birks & Mayors Inc.	16994618

Nova Scotia

Bank of America, National Association, as Agent	Birks & Mayors Inc.	10439008 14702583

GB Merchant Partners, LLC, as Administrative Agent	Birks & Mayors Inc.	14739668

Ontario

Xerox Canada Ltd.	Henry Birks & Sons Inc.	610440543 20041108 1702 1462 4263

Key Equipment Finance Canada Ltd./Financement d’équipement Key Canada Ltée (Further to assignment by BAL Global Finance Canada Corporation)	Birks & Mayors Inc.	645254172 20080516 1623 1590 1401 Assignment: 20080521 0940 1590 1461 As amended by: 20080522 1009 1590 1513 644389704 20080421 1620 1590 0198 Assignment: 20080509 1050 1590 1011

Secured Party(ies)	Debtor(s)	Reference File No. & Registration Number(s)
BAL Global Finance Canada Corporation	Birks & Mayors Inc.	639732636 20071009 1245 1590 2162

Bank of America, National Association, as Agent	Birks & Mayors Inc.	621025218 20051205 1148 1590 8297 650215269 20081128 0948 1590 9114

GB Merchant Partners, LLC, as Administrative Agent	Birks & Mayors Inc.	650466747 20081210 1119 1590 9555

Québec

IBM Canada Limitée	Henry Birks & Sons Inc.	99-0221524-0001 00-0005823-0008 00-0125741-0002 00-0125741-0004 00-0218069-0001 00-0313282-0005 01-0188544-0001
	Henry Birks et Fils Inc. Henry Birks & Sons Inc.	02-0511958-0016 02-0527019-0004 03-0244785-0004 03-0528267-0012
	Henry Birks et Fils Inc./ Henry Birks & Sons Inc. Henry Birks et Fils Inc. Henry Birks & Sons Inc.	02-0440489-0001 03-0475066-0011 04-0161805-0013

IBM Canada Limited	Birks & Mayors Inc.	06-0450471-0006 06-0450471-0007

Xerox Canada Ltd.	Henry Birks & Sons Inc.	05-0208189-0024

	Birks & Mayors Inc.	06-0150267-0015 06-0163982-0050 08-0644195-0015

Hasenfeld-Stein Incorporated	Henry Birks & Sons Inc.	02-0085682-0001

Bank of America, N.A.	Birks & Mayors Inc.	05-0721322-0001 08-0708293-0001

Secured Party(ies)	Debtor(s)	Reference File No. & Registration Number(s)
Investissement Québec	Birks & Mayors Inc.	03-0193616-0001 09-0091188-0001 09-0084125-0001 TBD for the new CAN$3 million term loan

Rhode Island Industrial Recreational Building Authority	Birks & Mayors Inc.	05-0188997-0001

Corporation de Financement Onset	Henry Birks & Sons Inc.	03-0686175-0001

National Leasing Group Inc.	Henry Birks & Sons Inc.	05-0488054-0006

Hewlett-Packard Financial Services Canada Company/ Compagnie de services financiers Hewlett Packard Canada	Henry Birks & Sons Inc.	05-0508672-0001 05-0508678-0001

BMW Laval	Birks & Mayors Inc.	06-0594241-0008

BAL Global Finance Canada Corporation	Birks & Mayors Inc.	07-0545012-0001 07-0545012-0002

Key Equipment Finance Canada Ltd./Financement d’Équipement Key Canada Ltee (Further to an assignment by BAL Global Finance Canada Corporation)	Birks & Mayors Inc.	08-0223139-0001 08-0223139-0002 Assignment of rights: 08-0273918-0001 08-0291793-0001 08-0291793-0002 Assignment of rights: 08-0291793-0003

Safe Trust (Further to an assignment by Wells Fargo Equipment Finance Company/Société de Financement d’Équipement Wells Fargo) The Canada Trust Company (Trustee)	Henry Birks & Sons Inc./Henry Birks et Fils Inc. Henry Birks & Sons Inc. Henry Birks et Fils Birks & Mayors Inc.	05-611352-0001 As amended by: 05-0617197-0001 Assignment of rights: 06-0406012-0001 As amended by: 06-0476388-0001

GB Merchant Partners, LLC	Birks & Mayors Inc.	08-0708359-0001

Secured Party(ies)	Debtor(s)	Reference File No. & Registration Number(s)
Saskatchewan

Bank of America, National Association, as Agent	Birks & Mayors Inc.	122820231 300403937

Key Equipment Finance Canada Ltd./ Financement d’Équipement Key Canada (Further to an assignment by from BAL Global Finance Canada Corporation)	Birks & Mayors Inc.	300295786 (BAL Global) 300304335 (Key Equipment)

GB Merchant Partners, LLC, as Administrative Agent	Birks & Mayors Inc.	300405414

B. Permitted Liens – U.S.A.

Secured Party(ies)	Debtor(s)	Reference File No. and/or Registration No.
Delaware

Suntrust Leasing Corporation	Mayor’s Jewelers, Inc.	53894202

Trimarc Financial Inc.	Mayor’s Jewelers, Inc.	60353995

Bank of America Leasing & Capital, LLC	Mayor’s Jewelers, Inc.	74857834

Key Equipment Finance Inc.	Mayor’s Jewelers, Inc.	81590015 81955721 83066071

Bank of America, N.A., as administrative agent	Mayor’s Jewelers, Inc.	60222539 as amended by 83101274 and 90072998

GB Merchant Partners, LLC, as administrative agent	Mayor’s Jewelers, Inc.	84198709

Small Business Loan Fund Corporation	Henry Birks & Sons U.S., Inc.	52756907

Sovereign Bank	Henry Birks & Sons U.S., Inc.	53663417

Bank of America, N.A., as administrative agent	Henry Birks & Sons U.S., Inc.	60222612 as amended by 90073053

GB Merchant Partners, LLC, as administrative agent	Henry Birks & Sons U.S., Inc.	84198774

Bank of America, N.A., as administrative agent	Mayor’s Jewelers Intellectual Property Holding Co.	60222679 as amended by 90073087

GB Merchant Partners, LLC, as administrative agent	Mayor’s Jewelers Intellectual Property Holding Co.	84198808

Bank of America, N.A., as administrative agent	JBM Retail Company Inc.	60222729 as amended by 90073046

GB Merchant Partners, LLC, as administrative agent	JBM Retail Company Inc.	84198865

Secured Party(ies)	Debtor(s)	Reference File No. and/or Registration No.
Bank of America, N.A., as administrative agent	JBM Venture Co. Inc.	60222687 as amended by 90073020

GB Merchant Partners, LLC, as administrative agent	JBM Venture Co. Inc.	84198907

District of Columbia

Bank of America, N.A., as administrative agent	Birks & Mayors Inc.	2006009888 as amended by 2009001525

Bank of America, N.A., as administrative agent	Birks & Mayors Inc.	2008124913

GB Merchant Partners, LLC, as administrative agent	Birks & Mayors Inc.	2008126418

Florida

US Bancorp	Mayor’s Jewelers of Florida Inc.	200501327035 200501417204 200707152362 200808354416 20080919949X 200909867540

Bank of America, N.A., as administrative agent	Mayor’s Jewelers of Florida Inc.	200601705953 as amended by 200909821222

GB Merchant Partners, LLC, as administrative agent	Mayor’s Jewelers of Florida Inc.	200809716915

Puerto Rico

Bank of America, N.A., as administrative agent	Jan Bell Marketing – Puerto Rico, Inc.	2006012454

Rhode Island

Sovereign Bank of Rhode Island	Henry Birks & Sons U.S., Inc.	200502033050

Secured Party(ies)	Debtor(s)	Reference File No. and/or Registration No.
Rhode Island Industrial – Recreational Building Authority	Henry Birks & Sons U.S., Inc.	200502146110

Scojen Limited Partnership	Henry Birks & Sons U.S., Inc.	200502146200

Rhode Island Industrial – Recreational Building Authority	Henry Birks & Sons U.S., Inc.	200502146570

Scojen Limited Partnership	Henry Birks & Sons U.S., Inc.	200502146660

Scojen Limited Partnership	Henry Birks & Sons U.S., Inc.	200502146840